Exhibit 10.2

Arma Services Inc.
7260 W. Azure Dr Suite 140-928
Las Vegas, NV 89130
USA

September 2, 2014

Sergey Gandin

Tashkentskaya 14/4 , Unit 98, Moscow Russian Federation 109111

Dear Sir:

Re: Company Services Agreement

This letter will confirm the agreement between Sergey Gandin ("Gandin") and Anna Services, Inc. ("Arma"), whereby Gandin will provide services of a company Director required by Anna for a fee of $1,000 per month.

The term of this Agreement shall commence immediately and continue for a period of 12 months. Thereafter, this Agreement shall continue on a month-to-month basis until terminated by either party on one month's written notice.

If these terms are acceptable to you, please confirm by signing in the space provided below. Yours Truly,

Anna Services, INC.
Director

PER:	/s/ Sergey Gandin

SERGEY GANDIN

AGREED AND CONFIRMED this 1ST day

of September 2, 2014

/s/ Sergey Gandin
SERGEY GANDIN